Exhibit 4.2

transfer AGREEMENT

This Transfer Agreement (this “Agreement”), dated as of December 28, 2022, is entered into by and among BIMI INTERNATIONAL MEDICAL INC. (“BIMI”), CHAOHU ZHONGSHAN MINIMALLY INVASIVE HOSPITAL Co., Ltd., a company organized under the laws of the PRC (“Zhongshan”) and Mr. YU XIANG, a citizen of the PRC (“Xiang”). Each of the parties named above may be referred to hereinafter as a “Party” and collectively as the “Parties.” Capitalized terms used, but not otherwise defined, herein shall have the meanings set forth in Annex I.

RECITALS

WHEREAS, the Parties are parties to that certain Stock Purchase Agreement dated as of December 15, 2020 (the “SPA”, together with all amendments thereto, the “Original Agreement”), as amended by the Amendments dated as of April 6, 2021, as of December 17, 2021 and as of February 1, 2022 (the “February Amendment”), whereby BIMI purchased all the issued and outstanding shares of capital stock in Zhongshan from Xiang, in consideration of an aggregate purchase price of RMB 120,000,000 pursuant to the SPA (the “Purchase Price”).

Whereas, at the closing of the SPA, 2,000,000 shares of BIMI’s common stock (the “Closing Stock Payment”) valued at RMB 40,000,000 were issued to Xiang as partial payment of the Purchase Price and 100% of equity interests in Zhongshan were transferred to BIMI.

WHEREAS, pursuant to the February Amendment, the Purchase Price was reduced to RMB 60,000,000 (the “Adjusted Purchase Price”), and Xiang agreed to return half of the Closing Stock Payment as a result. The balance of the Adjusted Purchase Price has not been paid as of the date of this Agreement.

WHEREAS, due to a 1-for-5 reverse stock split of BIMI on February 2, 2022 and a 1-for-10 reverse stock split of BIMI on December 9, 2022, the Closing Stock Payment issued to Xiang were consolidated into 40,037 shares of BIMI’s common stock.

WHEREAS, due to unsatisfactory performance of Zhongshan in 2022, the Parties agree that BIMI will transfer 87% of equity interests in Zhongshan (the “Zhongshan Shares”) back to Xiang, subject to the terms and conditions set forth herein. BIMI shall continue to own 13% of the equity interests in Zhongshan (the “Option Shares”), with a put option to sell part or all of the Option Shares to Xiang. Xiang shall return to BIMI the entire Closing Stock Payment, and also release BIMI from any and all claims, obligations and liabilities relating to the Second Payment and the Third Payment (as defined in the Original Agreement).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
TRANSFER

Section 1.01 Transfer. Subject to the terms and conditions set forth herein, at the Closing, BIMI shall transfer, assign and deliver to Xiang, and Xiang shall receive and accept from BIMI, all right, title and interest in and to the Zhongshan Shares (the “Transfer”).

Section 1.02 Consideration. As consideration for the Transfer,

(a) BIMI’s Put Right.

(i) Put Exercise Period.

For a period commencing on the Closing Date and ending at the close of business on December 31, 2032 (the “Put Exercise Period”), BIMI shall have the right (the “Put Right”), not the obligation, to cause Xiang to purchase all or a portion of the Option Shares at the Put Purchase Price (as defined below).

(ii) Procedures.

(A) If BIMI desires to sell any of the Option Shares pursuant to Section 1.02 (a)(i), BIMI shall deliver to Xiang a written, unconditional and irrevocable notice (the “Put Exercise Notice”) exercising the Put Right and specifying the number of Option Shares to be sold (the “Put Shares”) to Xiang.

(B) By delivering the Put Exercise Notice, BIMI represents and warrants to Xiang that (X) BIMI has full right, title and interest in and to the Put Shares, (Y) BIMI has all the necessary power and authority and has taken all necessary action to sell such Put Shares as contemplated by this Section 1.02(a), and (Z) the Put Shares are free and clear of any Lien other than those arising as a result of or under the terms of this Agreement.

(C) Subject to Section 1.02 (a)(ii) (D) below, the closing of any sale of the Put Shares pursuant to this Section 1.02 (a) shall take place no later than ninety (90) days following receipt by Xiang of the Put Exercise Notice. Xiang shall give BIMI at least ten (10) days’ written notice of the date of closing (the “Put Right Closing Date”).

(D) In the event BIMI does not deliver a Put Exercise Notice to Xiang during the Put Exercise Period, any rights provided to BIMI to require Xiang to purchase the Option Shares pursuant to this Agreement shall terminate and be of no further force or effect.

(iii) Put Purchase Price.

In the event BIMI exercises the Put Right hereunder, the purchase price at which Xiang shall be required to purchase the Put Shares (the “Put Purchase Price”) shall be the valuation of the Put Shares as determined by a reputable third party appraisal firm jointly chosen by BIMI and Xiang, which valuation shall be final and binding on BIMI and Xiang.

(b) Return of Closing Stock Payment.

By the Closing Date, Xiang shall execute and deliver all documents as requested by BIMI in order to cause the return to BIMI the Closing Stock Payment.

(c) Xiang’s Release.

Upon the Closing, Xiang shall, on behalf of himself and all of his Related Parties, unconditionally and irrevocably release and discharge BIMI and all of its Related Parties from any and all claims, debts, obligations and liabilities, whether known or unknown, contingent or non-contingent, at law or in equity, in each case arising from or in connection with the Second Payment and the Third Payment under the Original Agreement. None of BIMI, nor any of its Related Parties will have any debt, obligation or liability to Xiang in connection with or resulting from the Second Payment and the Third Payment under the Original Agreement.

ARTICLE II
CLOSING

Section 2.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at such place and on such date as the Parties shall mutually agree (the “Closing Date”), which is no later than two business days after the date that all closing conditions set forth in Sections 6.01 and 6.02 have been satisfied or waived, or remotely by exchange of documents and signatures (or their electronic counterparts).

Section 2.02 BIMI’s Closing Deliverables. At the Closing, BIMI shall deliver to Xiang the following:

(a) All agreements, documents, instruments or certificates necessary for changing the official records of all Governmental Bodies of the PRC with appropriate jurisdiction, to reflect that Xiang owns, beneficially and on the record, the Zhongshan Shares;

(b) The Zhongshan Shares;

(c) A copy of resolutions of the board of directors of BIMI authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and

(d) All other agreements, documents, instruments or certificates required to be delivered by BIMI pursuant to Section 6.01, at or prior to the Closing.

Section 2.03 Xiang’s Deliverables. At the Closing, Xiang shall deliver the following to BIMI:

(a) A transfer agent instruction duly signed by Xiang in substantially the form as Exhibit A, directing BIMI’s transfer agent to transfer the Closing Stock Payment which are maintained in an electronic DRS account by BIMI’s transfer agent on behalf of Xiang; and

(b) All other agreements, documents, instruments or certificates required to be delivered by Xiang pursuant to Section 6.02, at or prior to the Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BIMI

Section 3.01 BIMI hereby represents and warrants to Xiang that the statements contained in this ARTICLE III are true and correct as of the date hereof and the Closing Date:

(a) Authority; Binding Obligation. BIMI (a) has the requisite power and authority to enter into and perform its obligations under this Agreement; (b) has taken all action necessary to authorize its entry into and performance of its obligations under this Agreement; and (c) has caused its authorized signatory to affix his signature to the signature page of this Agreement. This Agreement constitutes a legal, valid and binding obligation of BIMI enforceable against BIMI in accordance with its terms.

(b) No Conflicts; No Consents. The execution, delivery and performance by BIMI of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with any provision of any law applicable to BIMI; or (b) require the consent, notice or other action by any Person under, violate or conflict with, or result in the acceleration of any agreement to which BIMI is a party. No consent, approval, authorization, permit, order, filing, registration or qualification of or with other third party (other than the Governmental Entities of the PRC with competent jurisdictions) is required to be obtained by BIMI in connection with the execution and delivery of this Agreement or consummation of the transactions contemplated herein.

(c) Title to Zhongshan Shares. BIMI is the sole direct and beneficial owner of the Zhongshan Shares, and Xiang will receive good and marketable title to the Zhongshan Shares as a consequence of the transactions contemplated hereby.

(d) No Brokers. BIMI has not employed or retained, or has any liability to, any intermediary, broker, investment banker, agent or finder on account of this Agreement or the transactions contemplated hereby.

ARTICLE IV
Representations and warranties of XIANG

Section 4.01 Xiang represents and warrants to BIMI that the statements contained in this Article IV are true and correct as of the date hereof and the Closing Date.

(a) Title to the Closing Stock Payment. The Closing Stock Payment are solely, directly and beneficially owned by Xiang, free and clear of any and all Liens, except for the restrictions under the Securities Act or applicable state securities laws.

(b) No Conflicts; Consents. The execution, delivery and performance by Xiang of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with any provision of any law applicable to Xiang; or (b) require the consent, notice or other action by any Person under, violate or conflict with, or result in the acceleration of any agreement to which Xiang is a party. No consent, approval, authorization, permit, order, filing, registration or qualification of or with other third party (other than the Governmental Entities of the PRC with competent jurisdictions) is required to be obtained by Xiang in connection with the execution and delivery of this Agreement or consummation of the transactions contemplated herein.

(c) Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Xiang.

(d) Legal Proceedings. There are no actions pending or threatened against or by Xiang that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(e) Independent Investigation. Xiang has conducted his own independent investigation, review and analysis of Zhongshan, and acknowledges that he has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Zhongshan for such purpose. Xiang acknowledges and agrees that: (a) in making his decision to enter into this Agreement and to consummate the transactions contemplated hereby, Xiang has relied solely upon his own investigation; and (b) none of BIMI or any other Person has made any representation or warranty as to Zhongshan or this Agreement, except as expressly set forth herein.

ARTICLE V

Covenants

Section 5.01 Further Cooperation. Each Party from time to time at the reasonable request of the other Parties and without further consideration, shall execute and deliver further instruments of transfer and assignment (in addition to those explicitly required by other provisions of this Agreement) and take such other actions as such other Parties may reasonably request to effect and perfect the transactions contemplated herein.

Section 5.02 Survival of Claims. The representations, warranties and covenants of Xiang shall survive the closing of the transactions contemplated in this Agreement.

Section 5.03 Indemnification. Upon the Closing, each of BIMI, on one hand, and Xiang, on the other hand, hereby agrees to indemnify, hold harmless and defend the other, and the other’s Related Parties from and against any and all Damages arising out of: (a) any breach in any representation or warranty made by the Indemnifying Party in this Agreement, or (b) any breach or failure of the Indemnifying Party to perform any covenant or obligation of the Indemnifying Party set out in this Agreement.

ARTICLE VI

CLOSING CONDITIONS

Section 6.01 Conditions to Obligations of Xiang

The obligations of Xiang under this Agreement are subject to the satisfaction, on or prior to the Closing, of the following conditions, unless waived (to the extent those conditions can be waived) by Xiang:

(a) Accuracy of Representations and Warranties. All representations and warranties made by BIMI in this Agreement shall be true and correct.

(b) Performance of Obligations. All of the covenants and obligations that BIMI is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects. Each document required to be delivered pursuant to Section 2.2 will have been delivered, and each of the other covenants and obligations in Section 5 shall have been performed and complied with in all respects.

(c) Authorization. All action necessary to authorize the execution, delivery and performance of this Agreement by BIMI and the consummation of the transactions contemplated hereby, shall have been duly and validly taken by BIMI, and BIMI shall have full power and authority or capacity to enter into this Agreement to which BIMI is a party and to consummate the transactions contemplated hereby and thereby on the terms provided herein and therein.

(d) Consents and Approvals. BIMI shall have received duly executed copies of all consents and approvals required for or in connection with the execution and delivery by BIMI of this Agreement, and the consummation of the transactions contemplated hereby, each in form and substance reasonably satisfactory to Xiang. BIMI shall have received the consent, approval, authorization, permit, order, filing, registration or qualification of or with the Governmental Entities of the PRC with competent jurisdictions in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(e) Actions and Proceedings. No proceeding shall be pending or threatened before any Governmental Entity that may result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement, and no court of competent jurisdiction shall have issued an injunction with respect to the consummation of the transactions contemplated by this Agreement that shall not be stayed or dissolved at the time of the Closing.

(f) No Claim Regarding the Zhongshan Shares. There shall not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, or any other voting, equity, or ownership interest in the Zhongshan Shares, or (b) is entitled to all or any portion of the Zhongshan Shares.

Section 6.02 Conditions to Obligations of BIMI

The obligations of BIMI under this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions, unless waived (to the extent those conditions can be waived) by BIMI.

(a) Accuracy of Representations and Warranties. All representations and warranties made by Xiang in this Agreement shall be true and correct.

(b) Performance of Obligations. All of the covenants and obligations that Xiang is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects. Each document required to be delivered pursuant to Section 2.3 shall have been delivered, and each of the other covenants and obligations in Section 5 shall have been performed and complied with in all respects.

(c) Authorization. All action necessary to authorize the execution, delivery and performance of this Agreement by Xiang and consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken by Xiang, and Xiang shall have the power to consummate the transactions contemplated hereby and thereby on the terms provided herein and therein.

(d) Consents and Approvals. Xiang shall have received duly executed copies of all consents and approvals required for or in connection with the execution and delivery by Xiang of this Agreement, and the consummation of the transactions contemplated hereby, each in form and substance reasonably satisfactory to BIMI. Xiang shall have received the consent, approval, authorization, permit, order, filing, registration or qualification of or with the Governmental Entities of the PRC with competent jurisdictions in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(e) Actions and Proceedings. No proceeding shall be pending or threatened before any Governmental Entity that may result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement, and no court of competent jurisdiction shall have issued an injunction with respect to the consummation of the transactions contemplated by this Agreement that shall not be stayed or dissolved at the time of the Closing.

(f) No Claim Regarding the Closing Stock Payment. There shall not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, or any other voting, equity, or ownership interest in the Closing Stock Payment, or (b) is entitled to all or any portion of the Closing Stock Payment.

ARTICLE VII
Miscellaneous

Section 7.01 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.01):

If to BIMI or to	Name:	BIMI INTERNATIONAL MEDICAL INC.
Zhongshan prior to the Closing:	Address:	9th Floor, Building 2
Chongqing Corporation Avenue,
Yuzhong District, Chongqing, P. R. C.
	Attention:	Mr. Tiewei Song
	Telephone:	(0086)18804085858
	Email:	18804085858@139.com

If to Xiang or to	Name:	Chaohu Zhongshan Minimally Invasive Hospital
Zhongshan following the Closing:	Address:	No. 73 Chang Jiang Dong Lu
Chao Hu City, Hefei, Anhui Province, P.R.C.
	Attention:	Yu Xiang
	Telephone:	(0086)13955109328
	Email:	974296093@qq.com

Section 7.02 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.03 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement.

Section 7.04 Entire Agreement. This Agreement constitutes the entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the statements in the body of this Agreement will control.

Section 7.05 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.06 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 7.07 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any Action arising out of or related to this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York and county of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such Action.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.08 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.09 Representation by Counsel. Each Party has been represented or has had the opportunity to be represented by legal counsel of their own choice.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BIMI:

BIMI INTERNATIONAL MEDICAL INC.

By:	/s/ Tiewei Song
Name:	Tiewei Song
Title:	CEO

XIANG:

YU XIANG

By:	/s/ Yu Xiang
Name:	Yu Xiang
Address:	No. 73 Chang Jiang Dong Lu, Chao Hu City, Hefei, Anhui Province, PRC
ID:	342623198009104038

ZHONGSHAN:

CHAOHU ZHONGSHAN MINIMALLY INVASIVE HOSPITAL Co., Ltd.

By:	/s/ Yu Xiang
Name:	Yu Xiang
Title:	Sole Director and CEO

Annex I – Definitions

“Affiliate” means, with respect to any Person (i) a director, officer, stockholder or member of that Person, (ii) a spouse, parent, sibling or descendant of that Person (or spouse, parent, sibling or descendant of any director or officer of that Person), and (iii) any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, that Person.

“Damages” means any losses, costs, damages, liabilities or expenses actually incurred, including, without limitation, reasonable attorneys’ fees or other legal expenses or expert fees.

“Governmental Entity” means any federal, state, municipal, local, or foreign government and any court, self-regulated organization, tribunal, arbitral body, administrative agency, department, board, subdivision, entity, commission or other governmental, quasi-governmental or regulatory authority, reporting agency, whether domestic, foreign or super-national.

“Indemnifying Party” means either Xiang or BIMI when indemnification is sought from such Party pursuant to Section 5.8, and “Indemnified Party” means Xiang, BIMI or any Related Party of Xiang or BIMI when such Person is seeking indemnification from an Indemnifying Party pursuant to Section 5.8.

“Lien” means any mortgage, pledge, lien, encumbrance, claim, charge, security interest, option, warrant, right of first refusal, hypothecation, security agreement or other encumbrance or restriction on the use or transfer of any assets.

“Person” means an individual, partnership, corporation, limited liability company, limited liability partnership, trust, unincorporated association, joint venture or other entity.

“PRC” means the People’s Republic of China, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

“Related Party” means with respect to a Person, any or its Affiliates, or any of its or its Affiliate’s shareholders, directors, officers, managers, members, partners, trustees, employees, contractors, subcontractors, attorneys, intermediaries, brokers or other agents, or representatives or any heir, personal representative, successor, or assign of any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended.

Exhibit A Transfer Agent Instructions

(BIMI Company Letterhead)

Date:

American Stock Transfer & Trust Company, LLC

Attention Darren Larson

6201 15th Avenue

Brooklyn, NY 11219

By email: Darren.Larson@equiniti.com

Re: BIMI International Medical Inc. (“BIMI”)

Dear Mr. Larson:

I am writing to you on behalf our company BIMI International Medical Inc. (“BIMI”). We have entered into agreements with certain of our shareholders whereby they have agreed to return to us an aggregate of _______ shares of our common stock. In your capacity as transfer agent for BIMI, you hereby authorized and instructed to cancel and retire the ______ shares as detailed in Schedule I hereto.

BIMI hereby agrees to indemnify and hold harmless American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (“AST”), its affiliates, successors and assigns from and against any and all claims, damages, liabilities or losses to which they may be subject as a result of accepting this letter in connection with cancelation of the ____ shares of BIMI currently held in in book-entry positions with AST.

Thank you for your assistance and please let me know if you have any questions.

Sincerely,

Name: Tiewei Song

Title: CEO

Schedule I